EXHIBIT 99.3

July 24, 2006

The Board of Directors

Community Bancorp, Inc.

900 Canterbury Place

Escondido, CA 92025

Members of the Board:

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Community Bancorp, Inc. included as Appendix B to the proxy statement-prospectus forming a part of this registration statement on Form S-4 and to all references to our firm in such proxy statement-prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Keefe, Bruyette & Woods, Inc.